As filed with the Securities and Exchange Commission on July 26, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISIONICS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	3571	41-1545069
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

5600 Rowland Road
Minnetonka, Minnesota 55343-4315
(952) 932-0888
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert F. Gallagher
Chief Financial Officer
Visionics Corporation
5600 Rowland Road
Minnetonka, Minnesota 55343-4315
(952) 932-0888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Douglas A. Cifu, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $.01 per
share(1)	1,980,349 shares(2)	$6.67(3)	$13,208,927	$3,302

(1)	Includes certain common share purchase rights (the “Rights”) associated with shares of the common stock. Until the occurrence of certain prescribed events, none of which have occurred, the Rights are not exercisable, are evidenced by the certificate representing the common stock and will be transferred along with and only with the common stock.

(2)	Includes 677,487 shares of common stock issuable upon the exercise of outstanding warrants. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(3)	Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the common stock as reported by The Nasdaq Stock Market’s National Market on July 20, 2001.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 26, 2001

PROSPECTUS

VISIONICS CORPORATION

1,980,349 Shares of Common Stock

        This prospectus relates to the resale of up to an aggregate of 1,980,349 shares of common stock of Visionics Corporation by the selling stockholders listed on page 8. The selling stockholders acquired our common stock and warrants to purchase our common stock in a private placement that was completed in June 2001. The selling stockholders may sell their common stock from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

        We will not receive any proceeds from the sale of our common stock by the selling stockholders.

        Our common stock is quoted on The Nasdaq National Market under the symbol “VSNX.” On July 24, 2001, the closing sale price of our common stock on The Nasdaq National Market was $6.47.

        Investing in our common stock involves risks. See “Risk Factors” beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2001.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

        In this prospectus, “we,” “us,” “our” and “Visionics” refer to Visionics Corporation and its subsidiaries.

RISK FACTORS

        An investment in our common stock involves various risks. You may lose all or part of your investment. You should carefully consider the following factors as well as the other information set forth in this prospectus and in the documents incorporated herein by reference. In particular, you should review our audited consolidated financial statements incorporated by reference into this prospectus before making an investment in our common stock offered by this prospectus.

Risks Relating to Visionics

Our financial performance may be adversely affected by competition; anticipated growth in the markets for our products and services may not materialize

        Markets for our products and services are characterized by significant and increasing competition. Our financial results may be adversely affected by the actions of existing and future competitors, including the development of new technologies, the introduction of new products, and price reductions by such competitors to gain or retain market share. Adverse consequences to us may include the diminution of revenues and revenue opportunities, price reductions, and the need to incur additional costs to respond to the actions of competitors.

        Furthermore, our expectations of future opportunities and investments to capitalize on such opportunities are based on assumptions about growth in the size of the market for identification systems and related products and services. As this is a relatively new market, such assumptions and forecasts are inherently difficult to make, and actual market growth may be substantially different than we currently anticipate. Market growth depends on many factors, including factors not within our control, including, but not limited to, market acceptance of our technology, international market expansion, growth in applicant processing markets, and replacement cycles for products currently in use.

We may be unable to develop new products and services as anticipated

        We intend to grow in part through the introduction of new products and services in current and new markets. There can be no assurance that such new products and services can be developed in a timely fashion, within allotted budgets, or at all, nor can there be any assurance that such new products and services will be accepted by the intended customers at profitable price levels or at all.

Parts and subassemblies used in our manufacturing operations may not be available when needed

        Certain components and subassemblies used in the manufacture of our systems are sourced from single suppliers. In the event that these suppliers are unable to provide us with our requirements, or were to change pricing significantly, our results of operations could be materially and adversely affected.

We may need additional financing which may not be available to us on reasonable terms or any terms

        To fully exploit the opportunities presented by our merger with Visionics Technology (formerly Visionics Corporation) in February 2001, such as joint product development and entry into new markets, additional capital may be required. There can be no assurance, however, that the financing necessary to pursue our business plan will be available on terms acceptable or favorable to us, or on any terms. If we fail to obtain such financing, our business prospects and the market price of our common stock may be materially adversely affected.

        Management believes that cash, cash equivalents and other working capital provided from operations, together with available financing sources, are sufficient to meet current operating requirements of our business as it has existed historically. However, risks related to our ability to maintain adequate working capital and liquidity include the continued availability of credit under our line of credit which expires on December 31, 2001, the continued availability of vendor credit as needed and payment by customers of accounts receivable at such times and in such amounts as to enable us to meet our payment obligations. In the event that the above or other liquidity risks materialize, we may be unable to sustain our operations from the sources of working capital available to us.

Our reliance on governmental agency customers has produced volatility in revenues and earnings

        Our performance in any one reporting period is not necessarily indicative of sales trends or future operating or earnings performance. During most quarters, our revenues are concentrated in a relatively small number of large customers, the majority of which are government agencies. We are subject to significant quarter-to-quarter fluctuations in revenue, which are frequently very difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. Factors which lead to revenue fluctuations include variations in the availability of large procurements and variations in our success in winning such procurements. In the event we are successful in winning such procurements, there may be planned unevenness in shipping schedules, as well as potential delays and schedule changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements. Also, law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which we expect may continue to result in quarterly and annual revenues and operating results which may be irregular and difficult to predict.

Other factors also contribute to volatility in our operating results

        In addition to potential volatility due to market characteristics just described, our financial results may be affected by many other factors which are difficult to predict, including but not limited to: changes in the mix of products sold; changes in the availability and pricing of components and subassemblies; increases required in development and marketing expenses to address opportunities or competitive pressures in the market; and unforeseen legal expenses.

        Particularly noteworthy is the need to invest in planned technical development programs to maintain and enhance our competitiveness, and to develop and launch new products and services. To improve the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors, promotional expenses and the like. These costs are very difficult to adjust in response to short-term fluctuations in our revenues, compounding the difficulty of achieving profitability in the event of a revenue downturn.

        Furthermore, management may from time to time determine that our competitive position may be enhanced through substantial and increased investments in product and technology development programs and/or marketing initiatives. Management may determine to make such investments despite its assessment that gross profit during the investment period will be less than the expenses to be incurred, thus resulting in an anticipated loss during the period. Such planned losses may be particularly difficult to manage in light of the volatility of our revenue stream discussed above.

Our success depends in part on the efforts and success of third parties over which we have no control

        In addition to our direct marketing activities, we market our products and services through various distribution and other cooperative relationships with third parties such as automated fingerprint identification system (“AFIS”) suppliers and systems integrators. In many cases, the sale of our products or services is dependent on the success of such third parties in winning contested procurements, in executing on their own responsibilities under agreements with customers and in doing so in a timely manner, and in the effectiveness of their selling efforts on behalf of our products. At times, such third party distributors may offer products of our competitors as well.

Our results of operations are subject to governmental credit, funding and other related factors

        We extend substantial credit to federal, state and local governments in connection with sales of our products and services. Approximately 93% and 90%, respectively, of customer accounts receivable at September 30, 2000 and 1999, were from government agencies, of which 33% was from one customer at September 30, 2000 and 53% were from two customers at September 30, 1999. For the years ended September 30, 2000, 1999 and 1998, revenue from two customers in 2000 accounted for 32%, revenue from two customers in 1999 accounted for 38%, and revenue from two customers in 1998 accounted for 24%, respectively, of total revenue. Sales to sizeable customers requiring large and sophisticated networks of live-scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria which must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood at the time of acceptance of the order, and may involve investment of additional resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively impact profit margins and our liquidity. Furthermore, in many instances, customer procurements are dependent on the availability or continued availability of state or federal government grants and general tax funding. Such funding may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds. Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with us at their sole discretion without adequate or any compensation or recourse for us.

Our ongoing success is dependent upon the continued availability of certain key employees

        We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our company’s growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

We may be unable to upgrade our products and develop and incorporate new technologies as required to effectively compete in our industry

        We compete in markets characterized by continual and rapid technological change. Frequently, our technical development programs require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Failure to choose correctly among technical alternatives may result in material adverse effects on our competitive position, revenues, required spending levels and profitability.

        The competitive nature of our markets requires continual investment in upgrading of our product and service offerings. There can be no assurance that the pace of our development efforts will be sufficient to maintain competitiveness.

        Continued participation by us in the market for live-scan systems which are linked to forensic-quality databases under the jurisdiction of governmental agencies may require the investment of our resources in upgrading of our products and technology for us to compete and to meet regulatory and statutory standards. There can be no assurance that such resources will be available to us or that the pace of product and technology development established by management will be appropriate to the competitive requirements of the marketplace.

We are exposed to market risks

        We are exposed to certain market risks with our $2 million line of credit of which there were no borrowings outstanding at June 30, 2001. The line bears interest at a rate of one half percent (0.5%) above the prime rate. We are subject to foreign currency exposure, primarily with the British Pound and the Euro. Our exposure to foreign currency fluctuations is not significant and primarily related to our translation adjustment to convert our United Kingdom subsidiary into U.S. dollars.

The markets for Visionics Technology’s products may be adversely affected by legislation designed to protect privacy rights

        From time to time, facial recognition and other biometric technologies have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for facial recognition products may be adversely affected.

Risks Relating to the Merger with Visionics Technology

We may not realize the anticipated benefits of the merger with Visionics Technology

        The anticipated benefits of the merger may not be achieved unless certain operations of Visionics and Visionics Technology are successfully integrated, including aspects of the two companies’ research and development and marketing operations. The transition to a combined company will require substantial management attention and the process of coordination of the operations, especially research and development and marketing, may be complicated by the necessity of combining personnel in different locations with disparate business backgrounds and corporate cultures. In addition, combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies’ businesses. Any difficulties experienced in the transition process and any loss of or interruption in business as a result of the diversion of resources to pursue the integration of the organizations could have an adverse effect on the combined operations.

        Even if we are successful in integrating our operations with those of Visionics Technology, all or many of the anticipated benefits of the merger may not be realized. Our board of directors believes the merger will permit the combined company to achieve a level of success neither company was capable of attaining on its own. However, there can be no assurance that the merger will enhance our profitability or otherwise benefit our stockholders. In the event that the merger benefits fail to materialize, the market price of our common stock may be materially adversely affected.

Costs incurred in connection with the Visionics Technology merger will have an adverse effect on our profitability

        We incurred approximately $2 million of merger-related costs and expenses during the first six months of fiscal 2001. We accounted for the merger using the pooling of interests method, pursuant to which all such direct costs and expenses related to the merger will be immediately charged against our earnings rather than capitalized and amortized to expense over an extended period. Consequently, our near-term profitability has been adversely affected.

We expect to incur significant costs and expenses to integrate the operations of Visionics Technology with our operations, negatively affecting our short-term profitability

        We anticipate that the process of integrating the two companies’ operations will require the immediate investment of substantial resources. Financial benefits flowing from the merger, if any, are not expected to be realized until fiscal 2002 or later. Consequently, the integration process will likely have an adverse effect on our short-term profitability and, potentially, the market price of our common stock.

Visionics Technology’s customers may perceive the merger as competitively threatening

        Visionics Technology’s customers are primarily original equipment manufacturers, application developers and system integrators who license Visionics Technology’s enabling technology. Excluding these sales, we sell our products and services directly to end users, primarily law enforcement agencies. Some of Visionics Technology’s customers may mistakenly perceive our sales practices as a competitive threat to their businesses and withdraw from further interaction with Visionics Technology, adversely affecting the business and prospects of the combined company.

Risks Relating to this Offering

We may never pay dividends on our common stock, in which event purchasers’ only return on their investment, if any, will occur on the sale of our stock

        We have not yet paid any dividends on our common stock, and we do not intend to do so in the foreseeable future. Future earnings, if any, will be used to fund our operations and growth.

Large quantities of our stock may be offered together for sale on the market at the same time, which would likely cause our stock price to fall

        At June 30, 2001, approximately 5,073,108 shares of our common stock were issuable upon conversion or exercise of outstanding options and warrants. Substantially all of these shares will be freely tradable upon issuance. If large quantities of these shares are offered in the market at the same time, the market price of our stock may be depressed. At June 30, 2001, approximately 24,645,780 shares of our common stock was outstanding.

Delaware corporate law and our stockholder rights plan each have the effect of discouraging or preventing certain transactions which might be beneficial to our stockholders

        Section 203 of the Delaware General Corporation Law has the effect of restricting combinations between our company and certain of our stockholders without the approval of our Board of Directors. In addition, we have in place a stockholder rights plan, adopted in 1996, under which our stockholders are entitled to purchase additional shares of our common stock at a discount from the market price under certain circumstances. These circumstances include the purchase of 15% or more of the outstanding shares of common stock by a person or group, or the announcement of tender or exchange offer to acquire 15% or more of the outstanding common stock. The stockholder rights plan may have the effect of impeding or preventing certain types of transactions involving a change in control of our company which could be beneficial to the stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The matters discussed in this prospectus include or incorporate forward-looking statements made within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative.

        As provided for under the Private Securities Litigation Reform Act, we caution investors that actual results of future operations may differ from those anticipated in forward-looking statements due to a number of factors, including our ability to maintain profitability, introduce new products and services, build profitable revenue streams around new product and service offerings, maintain loyalty and continued purchasing of our products by existing customers, execute on customer delivery and installation schedules, collect outstanding accounts receivable and manage the concentration of accounts receivable and other credit risks associated with selling products and services to governmental entities and other large customers, create and maintain satisfactory distribution and operations relationships with automated fingerprint identification system vendors, attract and retain key employees, secure timely and cost-effective availability of product components, meet increased competition, maintain adequate working capital and liquidity, including the availability of financing as may be required, and upgrade products and develop new technologies.

        For a more complete description of such factors, see “Risk Factors” in this prospectus and “Risk Factors” under Item 7 of our Form 8-K filed on June 29, 2001.

VISIONICS CORPORATION

        Visionics Corporation enables the association of human action with their identity through biometrics. We are a leading provider of identification information systems that employ “biometric” technology, which is the science of identifying individuals by measuring distinguishing biological characteristics. Our biometric identification systems and information technology services enable law enforcement and other government agencies to identify and manage information about individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. Our product and service offerings include computer-based fingerprinting and photographic systems, software tools, multi-media data storage and communications servers, and the systems integration and software development services required to deploy and use these systems.

        We have evolved from essentially a single-product live-scan hardware supplier to an identification information systems company. We have two established product lines and two new in various stages of development.

        Fingerprint live scan – These systems combine patented, high-resolution optics and specialized hardware and software with industry-standard computers. They create highly optimized, special-purpose systems which capture, digitize, print and transmit forensic-grade fingerprints and related data to large-scale databases, sold by other vendors, and receive return messages on the identity and background of the individual being checked. Our TENPRINTER® and FingerPrinter CMS live scan systems are used by government agencies, law enforcement, airports, banks and other commercial institutions in the U.S. to identify suspects and manage information on individuals, and help commercial employers and government agencies to conduct background checks on applicants for employment or permits. Typical customers include: U.S. government agencies, such as the Immigration and Naturalization Service (“INS “) and U.S. Postal Service; local and state police; United States armed forces; school districts; financial institutions; utilities and casinos.

        FaceIt® Face Recognition – FaceIt® is an award-winning facial recognition software engine that allows computers to rapidly and accurately detect and recognize faces. FaceIt is an enabling technology that enables a broad range of products and applications built by developers and partners (original equipment manufacturers “OEMs “,value added resellers “VARs” and system integrators).These include enhanced CCTV systems, identity fraud applications and authentication systems for information security, access control, travel, banking and e-commerce. Our FaceIt® technology product offerings include software development toolkits, run-time licenses and application software. FaceIt® technology partners include IBM, Innoventry and EDS.

        Identification Based Information System (“IBIS”) – IBIS is a patented wireless, real-time mobile identification system that combines expertise in biometric capture and connectivity. The system is capable of capturing photographs and forensic quality fingerprints for transmission to law enforcement and other legacy databases. IBIS is comprised of software tools, multi-media data storage and communications servers, and the systems integration and software development services that are required to implement identification management systems. The IBIS system has been undergoing testing in Hennepin County, Minnesota and in the cities of Redlands and Ontario in California.

        Biometric Network Platform (“BNP”) – The BNP is a development stage technology framework for building scalable biometric solutions. It consists of network ready elements: hardware components, called Biometric Network Appliances (“BNAs”); programming logic for connecting the BNAs to each other or to standard security and information systems; and an enabling biometric technology whose functionality’s are encapsulated in the BNA components. The core enabling biometric technology for the BNP is Visionics’ FaceIt® engine; however, eventually we intend the platform to support other biometrics including fingerprint. By combining the different BNAs with application-specific business logic, a wide range of scalable solutions – such as large database searching, surveillance and enterprise security – can be easily built.

        We were incorporated in Minnesota in 1985 under the name C.F.A. Technologies, Inc., were reincorporated in Delaware in 1986 and changed our name to Digital Biometrics, Inc. in 1990 and to Visionics Corporation in February 2001. We are co-headquartered at One Exchange Place, Jersey City, New Jersey 07302 and 5600 Rowland Road, Minnetonka, Minnesota 55343, and our telephone number is (952) 932-0888.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling stockholders.

SELLING STOCKHOLDERS

        The following table sets forth the number of shares of common stock owned by each selling stockholder as of June 30, 2001 and the number of shares that will be owned after the offering. Except where otherwise noted, each person in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned:

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After the Offering
Name of selling stockholders	Number		Percentage (%)	Shares to be sold in the Offering	Number	Percentage (%)

Special Situations Fund III, L.P.	750,000		3.0	750,000	0	0
Special Situations Private Equity Fund, L.P.	400,001		1.6	400,001	0	0
Special Situations Technology Fund, L.P.	266,668		1.1	266,668	0	0
Special Situations Cayman Fund, L.P.	250,001		1.0	250,001	0	0
Pyramid Partners, L.P.	195,634	(1)	*	75,000	120,634	*
Industricorp & Co., Inc.	75,000		*	75,000	0	0
Daniel and Patrice Perkins Jt	33,374		*	33,374	0	0
Richard W. Perkins Trustee U/A dtd 6/14/78
FBO Richard W. Perkins	37,500		*	37,500	0	0
USB Piper Jaffray as Custodian FBO
James G. Peters IRA	33,374		*	33,374	0	0
USB Piper Jaffray as Custodian FBO
David H. Potter IRA	33,374		*	33,374	0	0
Morgan Keegan & Company, Inc.	26,057		*	26,057	0	0

*	Less than one percent.

(1)	Includes warrants to purchase 85,317 shares of common stock, including the warrant to purchase 25,000 shares as set forth in the table below.

        The shares of common stock listed above as shares to be sold in the offering, and shares beneficially owned prior to the offering, include shares issuable upon the exercise of warrants as follows:

Name of Warrant Holder	Number of Shares Covered by Warrant

Special Situations Fund III, L.P.	250,000
Special Situations Private Equity Fund, L.P.	133,334
Special Situations Technology Fund, L.P.	88,890
Special Situations Cayman Fund, L.P.	83,334
Pyramid Partners, L.P.	25,000
Industricorp & Co., Inc.	25,000
Daniel and Patrice Perkins Jt	11,124
Richard W. Perkins Trustee U/A dtd 6/14/78
FBO Richard W. Perkins	12,500
USB Piper Jaffray as Custodian FBO
James G. Peters IRA	11,124
USB Piper Jaffray as Custodian FBO
David H. Potter IRA	11,124
Morgan Keegan & Company, Inc.	26,057

Total	677,487

        Except as set forth in the following sentence, the shares of our common stock listed above as shares to be sold in the offering consist of shares purchased in our June 2001 private placement offering and shares issuable upon exercise of warrants issued to each selling stockholder in the same transaction. The warrant issued to Morgan Keegan, Inc. was issued as compensation for investment banking services in connection with that private placement offering.

        From time to time, we may issue prospectus supplements to reflect certain additional information pertaining to the selling stockholders. Such information may include a change in the number of shares of common stock beneficially owned by them, the public offering price of shares to be sold, the names of any agent, dealer or underwriter employed by selling stockholders, or any applicable commission or discount relative to a particular offer.

        Provided that certain conditions are met, Special Situations Funds shall have the right to nominate one individual to the management slate for election to our board of directors, and we have agreed to use reasonable commercial efforts to ensure that such person is elected to our board of directors.

PLAN OF DISTRIBUTION

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Each selling stockholder has agreed that it will not, until 365 days following the closing date of the June 2001 private placement offering, directly or indirectly, short, hedge, enter into a derivative security or position or take any other similar or comparable position with regard to our securities other than solely with regard to additional shares of our common stock purchased by such selling stockholder in the open market after such closing date.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the U.S. Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the U.S. Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the U.S. Securities Exchange Act of 1934 may apply to its sales in the market.

        We are required to pay all fees and expenses incident to the registration of the shares, including the selling stockholders’ reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

EXPERTS

        The supplemental consolidated financial statements of Visionics Corporation (formerly Digital Biometrics, Inc.) as of September 30, 2000 and 1999 and for each of the years in the three-year period ended September 30, 2000 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual quarterly and special reports, proxy statements and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the following public reference facilities:

Public Reference Room	New York Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	7 World Trade Center	Citicorp Center, Suite 1400
Room 1024	Suite 1300	500 West Madison Street
Washington, D.C. 20549	New York, New York 10048	Chicago, Illinois 60661-2511

        You may also obtain copies of these reports, proxy statements and information from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus. This means that we can disclose important business, financial and other information to you by referring you to another document filed separately by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in later filed documents incorporated by reference in this prospectus. The following documents, filed with the SEC, are incorporated by reference and form a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2000, dated December 8, 2000, as amended by our Annual Report on Form 10-K/A, dated January 26, 2001;

•	our Quarterly Report on Form 10-Q for the three months ended December 31, 2000, dated February 14, 2001;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2001, dated May 15, 2001;

•	our Current Reports on Form 8-K dated February 27, 2001 (as amended by our Current Report on Form 8-K/A dated April 27, 2001 and our Current Report on Form 8-K/A dated June 29, 2001) and July 2, 2001;

•	the description of our common stock contained in our Form 8-A filed on September 28, 1990; and

•	the description of our common share purchase rights contained in our Form 8-A filed on May 10, 1996.

        We also incorporate by reference all documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

        You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s web site or their addresses listed in the section entitled “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You may request a copy of documents incorporated by reference in this prospectus by contacting us in writing or by telephone at our principal executive office:

5600 Rowland Road
Minnetonka, Minnesota 55343-4315
Attention: Chief Financial Officer
(952) 932-0888

VISIONICS CORPORATION

1,980,349 Shares
of
Common Stock

Prospectus

      , 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 – Other Expenses of Issuance and Distribution

        The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$ 3,302
Accounting fees and expenses	3,000
Nasdaq Listing Fee	17,500
Legal fees and expenses	25,000
Miscellaneous expenses	1,198

Total	$50,000

        All amounts listed above, except for the SEC registration fee and the Nasdaq Listing Fee, are estimates. All expenses of the distribution, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by the Registrant.

Item 15 – Indemnification of Directors and Officers.

        The Registrant’s Certificate of Incorporation, as amended, provides that directors of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as a director. The Registrant’s bylaws provide that the Registrant shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a “Legal Action”), whether such Legal Action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. In addition, the Registrant’s Bylaws provide for indemnification of any person made or threatened to be made a party to any Legal Action by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of or relating to the Registrant.

        Section 145 of the Delaware General Corporation Law generally provides that a corporation is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors, officers and controlling persons against certain expenses (including attorneys’ fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including certain civil actions and suits that may be instituted by or in the right of the Registrant) in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors of the Registrant. Section 145 also permits the Registrant to purchase and maintain insurance on behalf of its directors and officers against, or incurred by, such persons in their capacities as directors or officers of the Registrant or which may arise out of their status as directors or officers of the Registrant, whether or not the Registrant would have the power to indemnify such persons against such liability under the provisions of such Section. To date, the Registrant has purchased such insurance.

        The Registrant has entered into an indemnification agreement with each of its directors pursuant to which the Registrant has agreed to indemnify and hold harmless such individuals to the full extent permitted by law against all costs, charges, and expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them.

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Item 16 – Exhibits

Exhibit Number	Description

4.1	Certificate of Incorporation, as amended through February 15, 2001, (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-58650, effective March 11, 1993, Exhibit 3.1 to the Registrant’s Report on Form 10-Q for the quarter ended March 31, 1998, Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4, File No. 333-51526, filed December 8, 2000 and Exhibit 3.4 to the Current Report on Form 8-K filed February 27, 2001 File No. 18856).

4.2	By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 1999.

4.3	Specimen Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1, effective August 14, 1991, file No. 33-41080).

4.4	Rights Agreement, dated May 2, 1996, between the Registrant and Norwest Bank, Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed on May 10, 1996, File No. 0-18856).

4.5	Registration Rights Agreement dated June 29, 2001 by and among the Registrant and the Investors named therein (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 2, 2001, File No. 0-18856).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the securities.

23.1	Consent of KPMG LLP.

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages hereto).

Item 17 – Undertakings

          The Registrant hereby undertakes:

          1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          4.      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer nor controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on July 26, 2001.

VISIONICS CORPORATION

By: /s/ Joseph J. Atick
Joseph J. Atick
President and Chief Executive Officer

POWER OF ATTORNEY

         Each of the undersigned officers and directors of Visionics Corporation constitutes and appoints Joseph J. Atick and Robert F. Gallagher and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to enable the registrant to comply with the Securities Act and all requirements of the United States Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 26, 2001.

Signatures	Title

/s/ Joseph J. Atick	President and Chief Executive
Joseph J. Atick	Officer and Director
(Principal Executive Officer)

/s/ Robert F. Gallagher	Chief Financial Officer
Robert F. Gallagher	(Principal Financial and Accounting Officer)

/s/ James C. Granger	Chairman of the Board of Directors
James C. Granger

/s/ C. Mckenzie Lewis III	Director
C. McKenzie Lewis III

/s/ George Latimer	Director
George Latimer

/s/ John E. Haugo	Director
John E. Haugo

/s/ John E. Lawler	Director
John E. Lawler

/s/ Jason Choo	Director
Jason Choo

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation, as amended through February 15, 2001, (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-58650, effective March 11, 1993, Exhibit 3.1 to the Registrant’s Report on Form 10-Q for the quarter ended March 31, 1998, Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4, File No. 333-51526, filed December 8, 2000 and Exhibit 3.4 to the Current Report on Form 8-K filed February 27, 2001 File No. 18856).

4.2	By-laws, as amended (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended September 30, 1999.

4.3	Specimen Common Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1, effective August 14, 1991, file No. 33-41080).

4.4	Rights Agreement, dated May 2, 1996, between the Registrant and Norwest Bank, Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed on May 10, 1996, File No. 0-18856).

4.5	Registration Rights Agreement dated June 29, 2001 by and among the Registrant and the Investors named therein (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 2, 2001, File No. 0-18856).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the securities.

23.1	Consent of KPMG LLP.

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages hereto).